Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransAtlantic Petroleum Corp.

We consent to the inclusion in this Form 20-F of:

-	our auditors’ report dated April 2, 2007, except for note 13 which is as of July 20, 2007, and note 1, which is as of October 5, 2007, on the consolidated balance sheets of TransAtlantic Petroleum Corp. (“the Company”) as at December 31, 2006 and 2005 and the consolidated statements of loss and deficit and cash flows for each of the years in the three-year period ended December 31, 2006;

-	our Comments by Auditors for US Readers on Canada-US Reporting Differences, dated April 2, 2007, except for note 13 which is as of July 20, 2007, and note 1, which is as of October 5, 2007;

-	and reference to our firm under the heading “Statement of Experts” in the Form 20-F;

each of which is contained in this Form 20-F of the Company for the fiscal year ended December 31, 2006.

“KPMG LLP”

Calgary, Canada

October 5, 2007